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INTERNAL Q&A FOR ALL OD2 EMPLOYEES — SUMMARY OF THE PROPOSED TRANSACTION WITH NOKIA.
What’s the headline?
Nokia has made an offer to acquire Loudeye in an all cash merger. Loudeye owns OD2 and therefore if all the conditions and approvals related to the offer are met and it is approved by Loudeye’s stockholders, then we will become part of Nokia.
Why is Nokia doing this?
Nokia expects to become the global leader in digital music and they believe in OD2!
After the acquisition they want to launch a Nokia branded music service, based on the OD2 platform and services, to complement their devices. They are already the worlds largest manufacturer of digital music players, having sold over 45m music enabled phones in 2005. The big step now is to create services to complement those devices.
The Multimedia Business Unit (one of the four core groupings in Nokia) has looked at many different ways of doing this — e.g. building their own services, partnering with other service providers, buying services from us, etc. — and have decided that the best way forward is to acquire Loudeye and build on the technology, partners, relationships and teams that we have in Europe.
What does it mean to me?
Nokia is one of the best employers in the world, and the business unit that OD2 would be part of is one of the fastest growing and most successful parts of Nokia.
We believe that there are many benefits to staff.
•	We can grow faster within Nokia which will bring career development opportunities to all staff on both an individual and a company-wide basis.

•	We will remain at the centre of the revolution in digital media, which offers great prospects for everyone.

•	Nokia want to be number 1 in music services — that will be our clear goal after the closing. Nokia has the resources and marketing to achieve this with us and this will be an extremely exciting period for us all.

•	There is added stability in working for a profitable company, particularly within a business unit that is small, growing and successful.

•	As an employer Nokia has an excellent reputation for providing a great working environment and developing and retaining their staff.
Will anyone at OD2 lose their job?
The plan as it stands is to retain staff and grow the business, though there may be some redeployment as we move forward and we cannot make guarantees. However we believe this transaction would likely bring greater job security and increased financial backing.
The goal for Nokia is to grow the organisation, not reduce it, and with the reach and strength of Nokia we have the opportunity for significant growth on the back of successful services. Our expertise is one of the most valuable assets of OD2.

What about redundancies and cost reductions — surely there is significant overlap in operations, support, development, sales, marketing etc?
Interestingly they don’t overlap much at all — they are primarily a devices company, not a services company — that is why they are buying us. Our expertise, particularly as it relates to digital music and music services, is the most valuable part of the acquisition.
Will we have to move location?
No, we will all continue to work from our existing offices in Bristol, Cologne, London, Milan and Paris. There are no plans to change this after the acquisition.
Where do Nokia have offices?
The head office for Nokia is just outside Helsinki in Finland. The major locations for the multimedia business unit are there and in Vancouver where music-focused devices and software are developed. Nokia’s largest UK site is at Southwood, near Basingstoke, to the west of London. This is also the largest UK site for the Multimedia business unit.
What happens if the deal doesn’t go ahead?
We continue with our existing business plan which is focused on increasing margins and enhancing our market position. There is a risk that the deal may not close or is delayed so it is extremely important that we keep working to the current plan of record.
Why might the deal not go ahead?
There are significant conditions to Nokia’s offer, including stockholder approval, regulatory approvals and obtaining consents from a number of parties. There also has to be no material adverse effect in Loudeye’s business or operations before the offer closes. This includes things such as a loss of employees, loss of customers, or a failure to maintain a minimum specified cash balance within Loudeye, each as described in the definitive merger agreement.
The stockholders have to vote on the offer and Loudeye needs to receive a “Yes” vote from a majority of its stockholders. The vote will take place after Loudeye files a proxy statement (a detailed description of the transaction and its impact) and gets that approved, so not for 60-90 days until after today’s announcement. However the offer is higher than Loudeye’s trading price before the offer and the Board of Loudeye is recommending it to the stockholders, so we anticipate it will be approved by a majority of the stockholders.
How long will the deal take to close?
There is a time period of approximately 90 days in which the stockholder vote needs to be organised and carried out. This period introduces some uncertainty for everyone involved in OD2, but there is no other way round this. The most important thing for everyone is to keep focused on the current plan of record.
If I am a stockholder will I get to vote?
Yes, all stockholders will be given an opportunity to vote.

How do Nokia’s company benefits such as Pension, Pay, Holiday, Training, etc. compare to ours?
Nokia are planning to offer everyone a new contract and individual consultation will take place with every employee as soon as the deal has closed. Nokia are recognised as one of the best employers in the world and offer competitive pay and benefits packages to all their staff.
It is worth re-iterating that one of the primary reasons Nokia are acquiring Loudeye is because of OD2’s people and teams.
What will happen to the US team?
Until the deal has closed the US team will remain in place and we will continue to work with them closely — for example on finance, sales, contract negotiations with clients, etc. They will also continue to report into the US board.
After the deal has closed there are a number of different options. They may be offered severance/redundancy, they may be offered re-deployment or we may decide to use the Seattle base as part of an expansion of our services into the USA. At this stage we do not know which one of these will happen, and it will not be finalised until after the deal closes.
Why is the acquisition process different to the Loudeye acquisition of OD2?
The process is different because when Loudeye bought OD2 in June 2004, OD2 was a privately owned company. Public company acquisitions are different and require extensive disclosures and the preparation and mailing of a definitive proxy statement (a detailed statement describing the proposed transaction and its impact on stockholders) in connection with calling a stockholder meeting to approve the deal.
Why do you think the merger after the acquisition will go well?
We think that there are two important reasons why this will work well.
Firstly, Nokia have a lot of experience managing acquisitions and mergers. For example, the present Nokia Multimedia management have been directly involved in several successful acquisitions by Nokia and have seen what works and what doesn’t. They understand that success does not happen by magic and that it takes a lot of planning and effort combined with the implementation of a clear strategy. Everything that the European management team has seen so far in working with the Nokia team lead us to believe that they understand exactly what it will take to make this successful.
Secondly, Nokia do not have a music service platform or any significant overlaps with our existing business. The strategy is already in place — we will continue to develop and enhance the OD2 platform and use the expertise and knowledge that we have across OD2 to deliver world class music services as part of Nokia.
What will happen to my Loudeye Shares, my Exercisable Shares, my Loudeye Stock Options, my pension etc.?

We will provide a contact person to discuss these queries with you as soon as we can. In the meantime Sarah will collect the enquiries and make sure they are followed up.
Why is the Loudeye board recommending this sale to stockholders?
The Loudeye board of directors has a duty to decide if the offer made by Nokia is in the interests of the stockholders. They will publish detailed information as to why they recommend the offer to stockholders. We will make sure that all staff receives this information as soon as it is available — at this stage we have to be extremely careful to ensure that we don’t comment on the detailed stockholder interests outside of the official communications from the board of directors.
Does this transaction mean that we could not have made it on our own?
We certainly could and we may still operate on our own if the deal does not close. OD2 has been very successful at hitting the European business plan targets, and the current plan of record is aligned with Loudeye being a successful company. However the Loudeye board feels that this is the best way of maximising the stockholder value — it is essentially a balance of risk versus reward for the stockholders and at this stage the Loudeye board believe this offer is in the stockholder interests against our other available alternatives.
How will this affect our customers or strategic partnerships with Labels, major retailers or technology partners?
There should be no immediate impact: Nokia has indicated it intends to honour these contracts. The management team will be contacting all our key clients and labels in the hours following the announcement.
It is extremely important that we maintain all these relationships, not only to safeguard us if the deal does not close, but also because they are a key asset that we have.
How do we think this will be perceived in the press?
We think that it will be very well received. Nokia have recently merged their networks group with Siemens and are increasing their focus on consumer devices and experiences such as music, imaging, games and video. Nokia clearly have the resources and the reach to become a leader and we are an important part of that strategic move.
Are Nokia planning to make other acquisitions in this space?
Nokia does not (and in fact cannot) comment on other acquisitions.
Are Nokia planning to launch services in the USA or Asia-Pacific?
Nokia intends to scale this business worldwide. As OD2, we were very successful at launching services in new markets and Nokia intends to grow the business organically to be a global business.
Are there going to be any significant changes in our strategy?

Until the acquisition closes there can be no change in strategy influenced by Nokia. Legally we are still Loudeye and must continue to work for the current stockholders and according to the current plan.
Our current strategy is to grow B2B and B2C revenues and improve our gross margins.
Within the combined B2C organisation we will continue to focus on the key areas of reach, conversion, retention and margin in our partners’ services.
In B2B we are focusing on improving margin and revenues on our B2B contracts by landing bigger and more profitable B2B deals which also offer us better consumer reach.
The detailed strategy for combining our existing customer base, the opportunities available with new partners and the Nokia branded services will be finalised after the deal has closed.
Where would we fit in to the Nokia organisation.
We would become part of the HearNew business unit managed by Tommi Mustonen.
Who in OD2 has worked with the Nokia team?
We have had a strong relationship with Nokia for over two years. The original Loudeye-Nokia collaboration agreement signed in July 2004 was driven on Nokia’s side by Tommi Mustonen directly with the OD2 management team.
How does the “HearNew” group fit into the rest of Nokia?
As the overview presentations by the Nokia team show, the Multimedia Business Group is divided up into five units — the HearNew group which is focused on music, and four other groups focused on games, imaging, internet and video/mobile-TV respectively. Tommi runs the HearNew group while the overall manager for all these groups is Ilkka Raiskinen. Ilkka in turn reports to Anssi Vanjoki. Anssi is the board member of Nokia responsible for the deal.
What is the “HearNew” group doing now?
The major areas are:
•	Design and implementation of all music functionality across Nokia’s multimedia devices. So for example when you play a track on an N91 the music player that fires up has been designed and built by Tommi’s team. This team has a fantastic knowledge of music technology on mobile handsets and there are many more devices planned with increasing functionality.

•	Design and implementation of all the radio features on all multimedia devices and a large number of Nokia phones. This includes the FM radio, Station Directory Service and Visual Radio. The Visual Radio service allows someone listening to the FM radio on their phone to also receive, in real-time, information about the currently playing track. Clearly this service could be complementary to ours. (http://www.visualradio.com/)

This service is actually run for radio stations by HP in a partnership with Nokia. (To give an idea of the scale that Nokia can reach, the Station directory service has been set up across 41 countries with 100,000 stations indexed so that users can easily find and name stations, and it will also link in to the Visual Radio service).

•	Design and implementation of a Podcasting application — this is now available as a downloadable application for the N91 and it is planned to roll this out across all the Nokia N-Series devices that support WLAN.
Nokia have plans to ship 100m devices with multimedia capabilities on a global basis — and our services will be a critical part of making those devices successful.
Additional Information and Where to Find It
In connection with Loudeye’s solicitation of proxies with respect to the meeting of stockholders to be called with respect to the proposed merger, Loudeye will file with the Securities and Exchange Commission (the “SEC”), and will furnish to stockholders of Loudeye, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Loudeye Corp.,1130 Rainier Avenue South, Seattle, WA 98144, Attention: Corporate Secretary, Telephone: (206) 832-4009, or from Loudeye’s website, www.loudeye.com.
Loudeye and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Loudeye in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Loudeye’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Loudeye common stock as of March 1, 2006 is also set forth in the Schedule 14A filed by Loudeye on May 10, 2006 with the SEC. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Loudeye’s corporate website at www.loudeye.com.